Exhibit 23.5

Deloitte Guatemala, S. A. Euro Plaza World Business Center 5a. Av. 5-55, Zona 14 Torre 4, Nivel 8 01014 Guatemala Tel: (502) 2384-6500 Fax:(502) 2384-6555 www.deloitte.com/gt

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Amendment No. 5 to Registration Statement on Form F-1 of I.C. Power Pte. Ltd. of our report dated September 10, 2016, relating to the financial statements of Distribuidora de Electricidad de Occidente, S. A. as of December 31, 2015, 2014, 2013 and January 1, 2013, and for the years ended December 31, 2015, 2014 and 2013 (which report expresses an unqualified opinion and includes explanatory paragraphs referring to that (i) the financial statements as of December 31, 2015, 2014, 2013 and January 1, 2013, and for the years ended December 31, 2015, 2014 and 2013 have been restated for the correction of errors and expanded certain disclosures from those previously presented and (ii) a subsequent event relating to a legal proceeding initiated by the Guatemalan Tax Administration), appearing in the Prospectus which is part of this Registration Statement, and to the reference to us under the heading “Experts” in such prospectus.

City of Guatemala, Guatemala

January 16, 2017

Deloitte Guatemala, S. A.

/s/ Sergio Patzán

Partner